FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

Ampal-American Israel Corporation Announces

Results of Special Meeting of Shareholders

TEL AVIV, Israel, February 9, 2006 - Ampal-American Israel Corporation (Nasdaq:AMPL) announced today the results of its special meeting of shareholders held on February 7, 2007.

The Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation increasing the authorized share capital of the Company from 60,000,000 to 100,000,000 shares of Class A Stock, par value $1.00 per share.

The Company’s shareholders also approved the issuance of up to 4,071,352 shares of Class A Stock of the Company issuable upon the exercise of warrants sold by the Company in a previously announced private placement transaction to certain institutional investors in Israel.

In connection with the previously announced purchase of a portion of Merhav (m.n.f.) Ltd.’s interest in East Mediterranean Gas Co. S.A.E., the Company’s shareholders also approved the issuance of 8,602,151 shares of Class A Stock of the Company to De Majorca Holdings Ltd. and up to 4,476,389 shares of Class A Stock of the Company to Merhav.

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors:

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Energy, Real Estate and others. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements

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